Exhibit 5.1

February 14, 2014

Sizmek Inc.

750 West John Carpenter Freeway, Suite 401

Irving, Texas 75039

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

In my capacity as your General Counsel and Corporate Secretary, I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Sizmek, Inc., a Delaware corporation (“the Company”), to be filed with the Securities and Exchange Commission (“Commission”) on or about February 14, 2014, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 4,500,000 shares of common stock, par value $0.001 (the “Shares”) issuable pursuant to the Company’s 2014 Incentive Award Plan (the “2014 Plan”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus other than as expressly stated herein with respect to the issuance of the Shares.

I have also reviewed copies of the 2014 Plan, other documents and records of the Company, and the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the 2014 Plan, as I have deemed necessary as a basis for the opinions expressed below. I have also examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.  I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  I am opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and I express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, I am of the opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against consideration therefor in the circumstances contemplated by and pursuant to the 2014 Plan, and assuming in each case that the individual issuances, grants or awards under the 2014 Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2014 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, I have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares in the DGCL.

In addition, I consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever it may appear the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sean N. Markowitz
Sean N. Markowitz
General Counsel and Corporate Secretary